Exhibit 5.1

Dentons Canada LLP
20th Floor, 250 Howe Street
Vancouver, BC, Canada V6C 3R8

T +1 604 687 4460
F +1 604 683 5214

March 20, 2015

Lions Gate Entertainment Corp.

Re:                             Registration of Common Shares of Lions Gate Entertainment Corp.

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a company existing under the laws of British Columbia (the “Company”).  At your request, we have examined the Registration Statement of the Company on Form S-3 dated March 20, 2015 (the “Registration Statement”) in connection with the registration under the United States Securities Act of 1933 of common shares of the Company. That registration relates to the offering and sale by certain selling shareholders set out in the S-3 (the “Selling Shareholders”) of up to 361,229 common shares (the “2015 Secondary Offered Shares”) of the Company previously acquired by the Selling Shareholders in connection with the February 2015 acquisition by the Company from the Selling Shareholders of shares of common stock of Telltale Incorporated (the “Telltale Transaction”).

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

a)             the 2015 Registration Statement;

b)             the Notice of Articles of the Company, as currently in effect;

c)              the Articles of the Company, as currently in effect; and

d)             certified unanimous written consent resolutions executed by each of the directors comprising the Strategic Committee of Company’s board of directors dated January 15, 2015 relating to the Telltale Transaction and the issuance of the Company common shares in connection therewith.

Our opinions expressed herein are limited to the current laws of the Province of British Columbia and those federal laws of Canada applicable therein and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction.

In connection with the opinions expressed herein, we have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Company, other documents and conducted such other examinations as we have considered necessary for the purpose of our opinion.

For the purposes of the opinions expressed herein, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of these questions of law we considered relevant and subject to the limitations and qualifications in this opinion, we are of the opinion that the Offered Shares were validly issued and are fully paid and non-assessable.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

Dentons Canada LLP